Exhibit 99.1

Banner Announces Completion of Merger Agreement and Trading on OTC Markets

Monday, November 18, 2019 02:00:00 PM (GMT)

FRISCO, Texas, Nov. 18, 2019 (GLOBE NEWSWIRE) -- Banner Midstream Corp. (“Banner” or the “Company”) announced that it has closed its previously announced Merger with a subsidiary of Mount Tam Biotechnologies, Inc. (“Mount Tam”), effective November 18, 2019, with Banner being the surviving entity and becoming a subsidiary of Mount Tam. Mount Tam trades on the PINK market operated by OTC Markets Group.

Mount Tam received approval from its board of directors and shareholders and from FINRA for a name change to MTB Corp. and a reverse split of its common stock at a ratio of one new share for each 95 existing shares. The reverse split and name change to MTB Corp. took effect November 14, 2019. As a result of the name change and reverse split, Mount Tam’s shares will trade under the temporary ticker symbol “MNTMD.” Following a 20-day trading period, the Company’ symbol will transition to the permanent ticker symbol “BANM.” The Company will take action to change the name from MTB Corp. to Banner Energy Services Corp.

Under the terms of the Merger Agreement, Mount Tam and its secured debt holders have agreed that the debt holders will take possession of the biotechnology assets and other Mount Tam obligations in lieu of the amounts due in the secured debt instruments. Following the closing of the merger, the existing Mount Tam shareholders will have a combined ownership position of approximately 10% and the former Banner shareholders will collectively own approximately 90% of the outstanding stock.

“The completion of our merger marks a critical point in Banner’s evolution,” said Jay Puchir, President and Principal Financial Officer of Banner Midstream Corp. “On our new public platform, Banner is even better positioned to execute on its growth strategy and achieve continued success. The fragmented markets in which we focus provide a tremendous opportunity for further growth and to benefit from our wider resource and capital base. Our team remains laser focused on delivering leading service quality to our customers and are committed to driving value to all stakeholders over the near and long-term.”

About Banner Midstream Corp.

Based in Frisco, Texas, Banner Midstream Corp. dba Banner Energy Services Corp. (“Banner Energy Services”) is a fully integrated U.S. energy services company. The Company provides transportation, equipment rental, and other services to oil and gas producers, with operations in Texas, Louisiana, Oklahoma and Pennsylvania. Banner operates under its two wholly-owned subsidiaries, which includes Pinnacle Frac Transport LLC (“Pinnacle Frac”), and Capstone Equipment Leasing LLC (“Capstone”). Pinnacle Frac provides transportation of frac sand and logistics services to major hydraulic fracturing and drilling operators. Capstone procures and finances equipment to oilfield transportation services contractors. The company focuses on providing safe, reliable and affordable services and solutions to customers across the energy value chain. For more information, please visit www.banneres.com.

Contact Information

Banner Midstream Corp.

Marc Silverberg, Managing Director (ICR)

marc.silverberg@icrinc.com

(800) 203-5610